Exhibit 99.1
ROCKVILLE STOCK RETENTION POLICY
     The Boards of Directors of Rockville Financial, Inc. and Rockville Bank believe it is very important for award recipients to retain substantial amounts of the 2006 Stock Incentive Award Plan stock they receive or purchase through exercise of stock options. This expectation is considered when determining the level of awards made to such persons. Each award recipient is expected to comply with this Policy. Instances of failure to comply with this Policy will be disclosed to the Board of Directors and may be considered by the Board in terms of the continued service, employment and/or compensation of the offending person. The Policy may be changed from time to time by the Board of Directors of the Company.
     Award recipients are required to retain no less than twenty-five percent (25%) of the total number of (i) vested shares of restricted stock they receive, and (ii) shares they realize by the exercise of stock options. This requirement will remain until the individual’s retirement or other termination of employment or service; provided, however, that the recipient shall be permitted to sell such shares as are necessary in the event of an “unforeseeable emergency”, as determined by the Human Resources Committee, in accordance with the standards for determining whether withdrawals on account of “Hardship” are permitted under the Rockville Bank 401(k) Plan, and as necessary to satisfy tax obligations resulting from the receipt or vesting of shares and exercise of options. Recipients also will be permitted to transfer shares for estate planning purposes, subject to the discretion of the Human Resources Committee.

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